FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2003

Commission file number 1-12579

OGE ENERGY CORP.
(Exact name of registrant as specified in its charter)

                                          Oklahoma                                                                                                                        73-1481638
                          (State or other jurisdiction of                                                                                                       (I.R.S. Employer
                          incorporation or organization)                                                                                                    Identification No.)

321 North Harvey
P. O. Box 321
Oklahoma City, Oklahoma 73101-0321
(Address of principal executive offices)
(Zip Code)

405-553-3000
(Registrant's telephone number, including area code)

Item 12. Results of Operations and Financial Condition

          OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 700,000 customers in Oklahoma and Arkansas and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline and energy marketing company with principal operations in Oklahoma and Arkansas.

          On January 27, 2003, the Company reported earnings of $1.16 per share for 2002, compared with earnings of $1.29 per share in 2001.  Included in 2002 earnings is a pre-tax impairment charge of $50.1 million, or $30.7 million ($0.39 per share) after tax, primarily for the disposition of Enogex natural gas processing and compression assets that the business no longer needed. Excluding the impairment charge, earnings in 2002 were $1.55 per share, compared with $1.34 per share in 2001, when the Company reported a $0.05 per share charge for certain natural gas assets.

          For the fourth quarter, the Company reported a loss of $0.39 per share, compared with a loss of $0.08 per share in the fourth quarter of 2001. Excluding the impairment charges, the Company reported break-even results for the quarter, compared with a loss of $0.03 per share for the fourth quarter of 2001.

Discussion of full-year 2002

          The Company reported revenues of $3 billion in 2002, approximately the same as in 2001. Gross margin on revenues was $904 million in 2002, compared with $879 million in 2001. Excluding the $50 million impairment charge, operating income was $286 million in 2002, compared with operating income of $271 million in 2001.

          At OG&E, 2002 revenues were $1.4 billion, compared with $1.5 billion in 2001. Gross margin at the utility was $692 million, compared with $690 million in 2001.  OG&E contributed $126.1 million or $1.61 per share in 2002, compared with $121.2 million or $1.55 per share in 2001. Revenue net of fuel increased $1.9 million or $0.01 per share in 2002 compared to 2001. This increase was attributable to growth in OG&E’s service territory offset by milder weather, lower recoveries of fuel costs from Arkansas customers and lower recoveries under various energy riders. Also contributing to the improvement in earnings was a decrease in operation and maintenance expenses and interest expense. The decrease in operation and maintenance expenses was primarily attributable to a decrease in bad debt expense and miscellaneous corporate expenses offset by an increase in employee pension and benefit costs.

          At Enogex, 2002 operating revenues were $1.7 billion, compared with $1.6 billion in 2001.  Gross margin was $211 million, compared to $189 million in 2001.  Enogex earned $7.9 million or $0.10 per share in 2002, compared with a loss of $1.3 million or $0.01 per share for 2001, excluding impairment charges in both years. Including the impairment charges of $0.38 per share in 2002 and $0.05 per share in 2001, Enogex posted a loss of $0.28 per share to consolidated results, compared with a loss of $0.06 per share in 2001.

          Earnings at Enogex were adversely affected by the impairment charge of which $7.8 million and $40.5 million, respectively, related to compression and processing assets that are no longer used in the business. These assets have been taken out of service and will be sold. The impairment is the difference between the book value and the market value. As these assets are sold in 2003 the Company will utilize the proceeds to continue to pay down debt.

          Enogex’s earnings were also affected by: (i) improved fuel recovery and increased firm transportation revenue from independent power producers partially offset by higher operating expenses related to transportation and storage; (ii) increased natural gas sales margins for marketing and trading; (iii) lower volumes partially offset by lower expenses related to gathering and processing; and (iv) lower interest expense. Enogex’s earnings were also affected by several factors including a large customer bankruptcy, lost gas expense and severance costs, which aggregated to $6.8 million.

          The Company on a stand-alone basis (i.e., as a holding company), which has expenses but no revenues, posted a loss of $0.17 per share in 2002, compared to a loss of $0.20 per share in 2001, due primarily to lower interest costs.

Discussion of Fourth Quarter 2002

          OGE Energy consolidated operating revenues were $830 million in the fourth quarter, compared with $523 million in the comparable 2001 period. The fourth quarter gross margin on revenues was $183 million, compared with $179 million in the year-earlier quarter. Excluding the $50 million impairment charge, operating income was $21 million in the fourth quarter, compared with operating income of $19 million a year earlier.

          OG&E posted a loss of $1.6 million or $0.02 per share to the Company’s consolidated fourth quarter results, compared with a loss of $5.9 million or $0.08 per share for the fourth quarter of 2001. Fourth quarter revenues were $285 million, compared with $262 million in the comparable period a year earlier. Gross margin at OG&E was $123 million, compared with $115 million in the fourth quarter of 2001. Revenue net of fuel increased $7.8 million or $0.06 per share in 2002 compared to 2001. This increase was attributable to colder weather (30 percent colder in the fourth quarter compared to the October-December period in 2001 and 10 percent colder than normal) and increased recoveries of fuel costs from Arkansas customers. Partially offsetting these increases were lower growth in OG&E’s service territory and lower recoveries under various energy riders.

          At Enogex, fourth quarter operating revenues were $558 million, compared with $270 million a year earlier.  Gross margin was $60 million in the fourth quarter, compared to $63 million a year earlier. Enogex reported a loss of $0.33 per share for the quarter compared with earnings of  $0.06 per share for the same quarter last year.  Excluding the impairment charges of $0.38 per share in 2002 and $0.05 per share in 2001, Enogex posted earnings of $4.1 million or $0.05 per share in the fourth quarter, compared with earnings of $8.6 million or $0.11 per share in the fourth quarter of 2001.

          Earnings at Enogex were adversely affected by the impairment charge of which $7.8 million and $40.5 million, respectively, related to compression and processing assets that are no longer used in the business. These assets have been taken out of service and will be sold. The impairment is the difference between the book value and the market value. As these assets are sold in 2003 the Company will utilize the proceeds to continue to pay down debt.

          Enogex’s earnings were also affected by: (i) lower volumes partially offset by lower expenses related to gathering and processing; (ii) improved fuel recovery and increased firm transportation revenue from independent power producers partially offset by higher operating expenses, lower storage fees and lower volumes related to transportation and storage; (ii) lower storage revenue partially offset by lower expenses for marketing and trading; and (iii) lower interest expense. Enogex’s earnings were also affected by several factors including a large customer bankruptcy, lost gas expense and severance costs, which aggregated to $6.8 million.

          Earnings from discontinued operations that were sold or were in the process of being sold in 2002 was $0.03 per share for the fourth quarter of 2002.

          The Company on a stand-alone basis (i.e., as a holding company), which has expenses but no revenues, recorded a loss of $0.04 per share in the fourth quarter, compared to a loss of $0.06 per share in the fourth quarter of 2001, due primarily to lower interest costs.

Other Current Issues

Liquidity

          On January 8, 2003, the Company renewed its $195 million, 364-day commercial paper backup facility. The facility was 10 percent oversubscribed, therefore, the Company increased the backup facility to $200 million bringing in three new banks.

Employee Benefits and Pension Plan

          At December 31, 2002 the Company’s employee benefits and pension plan was 71 percent funded. The Company made contributions of $48 million in 2002 to the plan and will fund $50 million in 2003.

Emerging Issues Task Force ("EITF") 02-3

          In the third quarter of 2002, pursuant to EITF 02-3, the Company reported revenues of the unregulated business resulting in physical delivery net of commodity purchases. As a result of further guidance the Company has received from the accounting profession, the industry is again reporting revenues from sales that result in physical delivery on a gross basis for 2002 and prior periods. The Company will record a charge to net income in the first quarter of 2003, which will reflect the change in accounting principle required by EITF 02-3 relating to storage contracts. The charge will be partially offset by the sale of physical storage in 2003. The Company is unable to predict at this time the amount of the charge and the impact to net income in 2003.

2003 Outlook

General

          The Company expects 2003 earnings to be within the $1.35 - $1.45 range, which reflects the rate reduction at OG&E and improved performance at Enogex.

          The outlook includes projected net income of between $112 million and $118 million at OG&E and between $14 million and $16 million at Enogex, while the holding company will likely post a net loss of approximately $14 million.

          The Company will continue to report a loss in the first quarter, by both OG&E and Enogex, with approximately 25 percent of net income in the second quarter and 75 percent of net income in the third quarter. The fourth quarter should be a break-even quarter with Enogex posting a profit and OG&E posting a loss.

OG&E

          During 2003, OG&E expects revenue to decrease by approximately $10 million, which incorporates a $25 million rate reduction and a $3 million reduction due to the expiration of the Generation Efficiency Performance Rider in June 2002, which decreases will be partially offset by approximately two percent growth (of $14 million) and a return to more normal weather (of $4 million). OG&E expects an increase in operating and maintenance expenses of approximately $10 million partially offset by other miscellaneous income items of $3 million. Expected 2003 net income assumes a 37 percent effective tax rate.

          The following risk factors will affect OG&E’s 2003 net income: weather, OG&E’s ability to control operating and maintenance expenses and customer growth.

Enogex

          During 2003, Enogex expects slightly over half of the gross margin to be generated from transportation and storage primarily from revenues from gas transportation contracts with certain utilities and independent power producers. Revenues are expected to increase due to the full year operation of a power plant and natural gas storage field. Enogex expects gathering to contribute approximately 25 percent of the gross margin in 2003, a decrease from 2002 primarily due to lower volumes. Processing is expected to contribute approximately 10 percent of the gross margin in 2003, a decrease from 2002 due to the sale of Enogex’s west Texas assets, lower inlet volumes in Oklahoma and relatively flat processing margins compared to 2002. Marketing and trading is expected to contribute approximately 10 percent of the gross margin primarily due to increased volumes and higher margins. Enogex also expects a $28 million decrease in expenses during 2003 primarily due to headcount reduction accomplished in 2002, reduction of expenses associated with discontinued operations, non-recurring charges in 2002 and a decline in interest expense.

          Some of the matters discussed in this Form 8-K may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “estimate”, “objective”, “possible”, “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; state and federal legislative and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the Company’s markets; and other risk factors listed in the Company’s Form 10-K for the year ended December 31, 2001, and other factors described from time to time in the Company’s reports to the Securities and Exchange Commission.

Item 7. (c) Exhibits

    Exhibit Number                             Description

        99.01                  Press release dated January 27, 2003, announcing
                               OGE Energy Corp. Announces 2002 Results.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By        /s/         Donald R. Rowlett
      Donald R. Rowlett
  Vice President and Controller

(On behalf of the registrant and in his
capacity as Chief Accounting Officer)

January 31, 2003

Exhibit 99.01

OGE Energy Corp. Announces 2002 Results

OGE Energy Corp. today reported earnings of $1.16 a share for 2002, compared with earnings of $1.29 a share in 2001.  Included in 2002 earnings is a pre-tax impairment charge of $50.1 million, or $30.7 million ($0.39 per share) after tax, primarily for the disposition of Enogex natural gas processing and compression assets that the business no longer needed. Excluding the impairment charge, earnings in 2002 were $1.55 a share, compared with $1.34 a share in 2001, when the company reported a $0.05 charge for certain natural gas assets.

For the fourth quarter, the company reported a loss of $0.39 a share, compared with a loss of $0.08 a share in the fourth quarter of 2001. Excluding the impairment charge, the company reported breakeven results for the quarter, compared with a loss of $0.03 a share for the fourth quarter of 2001.

“Absent the impairment charge of $0.39 per share, our results of $1.55 exceeded our previous guidance of $1.40 to $1.50,” said Steven E. Moore, chairman, president and CEO of OGE Energy.  “We improved operating results at both OG&E and Enogex, and maintained strong cash flow in 2002. At Enogex, we took positive steps by restructuring operations, reducing risk, rationalizing assets, and paying down debt by 17 percent.  Despite the difficult business environment, we made good progress and expect that to continue.”

Discussion of full-year 2002
OGE Energy reported revenues of $3 billion in 2002, approximately the same as in 2001. Gross margin on revenues was $904 million in 2002, compared with $879 million in 2001. Excluding the $50 million impairment charge, operating income was $286 million in 2002, compared with operating income of $271 million in 2001.

At OG&E, 2002 revenues were $1.4 billion, compared with $1.5 billion in 2001. Gross margin at the utility was $692 million, compared with $690 million in 2001.  OG&E contributed $1.61 in earnings per share in 2002, compared with $1.55 in 2001.  Lower operation, maintenance and interest expenses were primarily responsible for the improvement in earnings.

At Enogex, 2002 operating revenues were $1.7 billion, compared with $1.6 billion in 2001.  Gross margin was $211 million, compared to $189 million in 2001.  Enogex earned $0.10 a share in 2002, compared with a loss of $0.01 a share for 2001, excluding impairment charges in both years.  For the year, including the impairment charge of $0.38 per share, Enogex posted a loss of $0.28 a share to consolidated results, compared with a loss of $0.06 a share in 2001.

Earnings at Enogex were positively affected by improved fuel recovery, increased firm transportation revenue from independent power producers and lower interest expense, partially offset by lower volumes.

The holding company posted a loss of $0.17 a share in 2002, compared to a loss of $0.20 a share in 2001, due primarily to lower interest costs.

Discussion of Fourth Quarter 2002
OGE Energy consolidated operating revenues were $830 million in the fourth quarter, compared with $523 million in the comparable 2001 period. The fourth-quarter gross margin on revenues was $183 million, compared with $179 million in the year-earlier quarter. Excluding the $50 million impairment charge, operating income was $21 million in the fourth quarter, compared with operating income of $19 million a year earlier.

OG&E, the utility, posted a loss of $0.02 a share to OGE Energy’s consolidated fourth-quarter results, compared with a loss of $0.08 a share for the fourth quarter a year ago. Fourth-quarter revenues were $285 million, compared with $262 million in the comparable period a year earlier. Gross margin at OG&E was $123 million, compared with $115 million in the fourth quarter of 2001.  The increase was due, in large part, to colder weather – 30 percent colder in the fourth quarter compared to the October-December period in 2001 and 10 percent colder than normal.

Enogex Inc. reported a loss of $0.33 a share for the quarter compared with earnings of  $0.06 a share for the same quarter last year.  Excluding the impairment charges of $0.38 per share in 2002 and $0.05 in 2001, Enogex posted earnings of $0.05 a share in the fourth quarter, compared with earnings of $0.11 a share in the year-ago period. Enogex quarterly earnings also were affected by several factors including a large customer bankruptcy, lost gas expense and severance costs.

Earnings from discontinued operations that were sold or were in the process of being sold in 2002 was $0.03 per share.  Fourth-quarter operating revenues at Enogex were $558 million, compared with $270 million a year earlier.  Gross margin was $60 million in the fourth quarter, compared to $63 million a year earlier.

The holding company, OGE Energy, which only has interest expenses associated with long and short-term debt, recorded a loss of $0.04 per share in the fourth quarter, compared to a loss of $0.06 a share in the year-ago quarter.

2003 Outlook
The company expects 2003 earnings to be within the $1.35 - $1.45 range, which reflects the rate reduction at OG&E and improved performance at Enogex.

The outlook includes projected net income of between $112 million and $118 million at OG&E and between $14 million and $16 million at Enogex, while the holding company will likely post a net loss of approximately $14 million.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for 2002 on Monday, Jan. 27, at 8 a.m. CST. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be simulcast and archived at
www.firstcallevents.com/service/ajwz372525167gf12.html

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), Oklahoma’s largest electric utility with 700,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline and energy marketing business with principal operations in Oklahoma, Arkansas and Texas.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; regulatory decisions and other risk factors listed in the Company’s Form 10-K for the year ended December 31, 2001 and other factors described from time to time in the Company’s reports to the Securities and Exchange Commission.

OGE Energy Corp.
consolidated statements of income
(unaudited)

                                                   Three Months Ended           Twelve Months Ended
                                                      December 31,                  December 31,
                                             ----------------------------   --------------------------
                                                  2002           2001           2002          2001
                                             -------------  -------------   ------------  ------------
                                                         (In millions, except per share data)

OPERATING REVENUES.........................  $      829.9   $      522.9    $   3,023.9   $   3,064.4

COST OF GOODS SOLD.........................         647.1          344.4        2,120.3       2,185.6
                                             -------------  -------------   ------------  ------------
  Gross margin on revenues.................         182.8          178.5          903.6         878.8
                                             -------------  -------------   ------------  ------------
  Other operation and maintenance..........          99.6           99.6          370.0         370.3
  Depreciation and amortization............          45.8           43.8          182.5         172.9
  Impairment of assets.....................          50.1            ---           50.1           ---
  Taxes other than income..................          16.7           16.2           65.3          64.7
                                             -------------  -------------   ------------  ------------
OPERATING INCOME (LOSS)....................         (29.4)          18.9          235.7         270.9

OTHER INCOME...............................           2.4            0.7            3.7           2.7
OTHER EXPENSE..............................          (1.8)          (1.3)          (4.7)         (3.8)
                                             -------------  -------------   ------------  ------------
EARNINGS (LOSS) BEFORE INTEREST AND TAXES..         (28.8)          18.3          234.7         269.8

INTEREST INCOME (EXPENSE)
  Interest income..........................           0.2            1.3            1.7           4.2
  Interest on long-term debt...............         (20.8)         (22.8)         (86.2)        (98.2)
  Interest on trust preferred securities...          (4.3)          (4.3)         (17.3)        (17.3)
  Allowance for borrowed funds used
    during construction....................           0.1            0.1            0.9           0.7
  Other interest charges...................          (1.9)          (1.4)          (8.2)        (12.4)
                                             -------------  -------------   ------------  ------------
    Net interest expense...................         (26.7)         (27.1)        (109.1)       (123.0)
                                             -------------  -------------   ------------  ------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
 BEFORE TAXES..............................         (55.5)          (8.8)         125.6         146.8

INCOME TAX EXPENSE (BENEFIT)...............         (22.7)          (4.5)          44.6          52.9
                                             -------------  -------------   ------------  ------------
INCOME (LOSS) FROM CONTINUING OPERATIONS...         (32.8)          (4.3)          81.0          93.9

DISCONTINUED OPERATIONS
  Income (loss) from discontinued
    operations.............................           3.3           (5.2)           8.4           6.4
  Income tax expense (benefit).............           0.9           (3.2)          (1.4)         (0.3)
                                             -------------  -------------   ------------  ------------
  Income (loss) from discontinued
    operations.............................           2.4           (2.0)           9.8           6.7
                                             -------------  -------------   ------------  ------------
NET INCOME (LOSS)..........................  $      (30.4)  $       (6.3)   $      90.8   $     100.6
                                             =============  =============   ============  ============
BASIC AVERAGE COMMON SHARES OUTSTANDING....          78.4           77.9           78.1          77.9
DILUTED AVERAGE COMMON SHARES OUTSTANDING..          78.4           77.9           78.1          77.9

BASIC EARNINGS PER AVERAGE COMMON SHARE
  Income (loss) from continuing
    operations.............................  $      (0.42)  $      (0.05)   $      1.04   $      1.20
  Income (loss) from discontinued
    operations, net of tax.................          0.03          (0.03)          0.12          0.09
                                             -------------  -------------   ------------  ------------
  NET INCOME (LOSS)........................  $      (0.39)  $      (0.08)   $      1.16   $      1.29
                                             =============  =============   ============  ============
DILUTED EARNINGS PER AVERAGE COMMON SHARE
  Income (loss) from continuing
    operations.............................  $      (0.42)  $      (0.05)   $      1.04   $      1.20
  Income (loss) from discontinued
    operations, net of tax.................          0.03          (0.03)          0.12          0.09
                                             -------------  -------------   ------------  ------------
  NET INCOME (LOSS)........................  $      (0.39)  $      (0.08)   $      1.16   $      1.29
                                             =============  =============   ============  ============

consolidated statements of retained earnings
(unaudited)

                                                   Three Months Ended           Twelve Months Ended
                                                      December 31,                  December 31,
                                             ----------------------------   --------------------------
                                                  2002           2001           2002          2001
                                             -------------  -------------   ------------  ------------
                                                                    (In millions)

BALANCE AT BEGINNING OF PERIOD.............  $      661.2   $      650.1    $     617.9   $     621.0
Net income (loss)..........................         (30.4)          (6.3)          90.8         100.6
Cash dividends declared on common stock....         (26.1)         (25.9)        (104.0)       (103.7)
                                             -------------  -------------   ------------  ------------
BALANCE AT END OF PERIOD...................  $      604.7   $      617.9    $     604.7   $     617.9
                                             =============  =============   ============  ============

OGE Energy Corp.
financial and statistical data
(unaudited)

                                                   Three Months Ended           Twelve Months Ended
                                                      December 31,                  December 31,
                                             ----------------------------   --------------------------
                                                  2002           2001           2002          2001
                                             -------------  -------------   ------------  ------------
                                                                    (In millions)

UTILITY
  Electric revenues
    Residential............................  $      103.1   $       91.9    $     557.7   $     578.9
    Commercial.............................          69.9           70.2          346.9         365.3
    Industrial.............................          60.5           52.8          258.6         272.6
    Public authorities.....................          28.7           25.2          135.5         138.8
    Sales for resale.......................          11.0           10.2           48.2          52.5
    Other..................................           9.9            8.4           34.9          35.7
                                             -------------  -------------   ------------  ------------
      Total system revenues................         283.1          258.7        1,381.8       1,443.8
    Sales to other utilities...............           1.7            3.6            6.3          13.0
                                             -------------  -------------   ------------  ------------
      Total electric revenues..............  $      284.8   $      262.3    $   1,388.1   $   1,456.8
                                             =============  =============   ============  ============

  Sales of electricity - MWH (a)
    Residential............................           1.6            1.5            8.0           8.0
    Commercial.............................           1.3            1.3            5.8           5.8
    Industrial.............................           1.7            1.6            6.6           6.6
    Public authorities.....................           0.6            0.5            2.7           2.6
    Sales for resale.......................           0.4            0.4            1.5           1.5
                                             -------------  -------------   ------------  ------------
      Total system sales...................           5.6            5.3           24.6          24.5
    Sales to other utilities...............           0.1            0.2            0.3           0.4
                                             -------------  -------------   ------------  ------------
      Total electric sales.................           5.7            5.5           24.9          24.9
                                             =============  =============   ============  ============

  Number of customers......................                                     718,513       709,797

  Average cost of energy per KWH (b)-cents
    Fuel...................................         1.896          1.646          1.897         2.135
    Fuel and purchased power...............         2.669          2.488          2.614         2.887

  Degree days
    Heating
      Actual...............................         1,543          1,185          3,753         3,417
      Normal...............................         1,404          1,388          3,634         3,636
    Cooling
      Actual...............................            49             39          1,847         2,063
      Normal...............................            61             45          1,911         1,864

ENOGEX INC.
  Operating revenues.......................  $      558.1   $      269.8    $   1,684.0   $   1,649.8
  Operating income (loss)..................  $      (34.5)  $       22.9    $      (3.0)  $      34.4
  Operating income, excluding impairment
    of assets..............................  $       13.8   $       22.9    $      45.3   $      34.4
  Net income (loss)........................  $      (25.5)  $        4.9    $     (21.7)  $      (5.0)
  Cash flow (excluding working capital)....  $       17.4   $       27.4    $      94.1   $     105.9
  Total capital expenditures from working
    operations.............................  $        4.0   $        7.0    $      20.0   $      70.0
                                             -------------  -------------   ------------  ------------
  Physical System Supply - MMcfd (c).......         1,552          1,642          1,654         1,752
                                             -------------  -------------   ------------  ------------
  Natural gas processed - MMcfd............           328            619            455           641
  Natural gas liquids sold - million
    gallons................................          71.5          110.3          313.0         452.7
  Average sales price per gallon...........  $      0.458   $      0.299    $     0.397   $     0.421
  Natural gas marketed - Bbtu (d)..........       116,693         70,850        409,879       280,660
  Average sales price per Bbtu.............  $      3.973   $      2.620    $     3.236   $     4.403
                                             -------------  -------------   ------------  ------------
  Power marketed - MWH.....................       380,083         89,759      1,458,390     1,226,845
  Average sales price per MWH..............  $     25.344   $     32.512    $    27.752   $    45.180
                                             -------------  -------------   ------------  ------------

  (a) Megawatt-hours.
  (b) Kilowatt-hours.
  (c) Million cubic feet per day.
  (d) Billion British thermal units.